EXHIBIT 99.1

Noodles & Company Announces Preliminary Revenue Results for the Fourth Quarter of 2024
Company to Host Investor Meetings at 27th Annual ICR Conference

BROOMFIELD, Colo., January 13, 2025 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today released preliminary, unaudited sales results for the fourth fiscal quarter ended December 31, 2024.

Preliminary Fourth Quarter of 2024 Sales Results Compared to the Fourth Quarter of 20231:
•Fourth quarter system-wide comparable sales increased 0.8%, comprised of a 0.5% increase at company-owned restaurants and a 1.9% increase at franchise restaurants.
•Fourth quarter company-owned average unit volumes were flat versus prior year at $1.3 million.
•Fourth quarter company-owned digital sales increased 5.6%.
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1 These sales results are preliminary and unaudited, have not been reviewed by the Company’s independent registered public accountants, and remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change.

Drew Madsen, Chief Executive Officer of Noodles & Company, remarked, “We are pleased with our significant sales improvement during the fourth quarter compared to the third quarter, outperforming the BlackBox Fast Casual Index on both sales and traffic, with comp growth accelerating through the quarter. As we expected when we reported our third quarter results, our improved comp sales trajectory in the fourth quarter was driven by a combination of factors, including the rollout of our three new menu items, the promotional offers that we ran during the first two months of the quarter, and the renewed momentum in our third-party delivery channel. We are especially pleased that we saw the strongest comp sales performance during the last four weeks of the fourth quarter after our promotional activity had ended.”

Madsen concluded, "Looking ahead, we believe we have positioned the Company to capitalize on the significant opportunities ahead. Our comprehensive menu transformation is progressing as planned, and we continue to drive traffic through our digital channels and expansive loyalty program. In addition, by strategically reducing our planned capital expenditures in 2025, we believe we are well-positioned to improve the strength of our balance sheet. Overall, we are pleased with the fourth quarter recovery of our sales and traffic performance and believe we have a strong foundation to begin 2025."

Key Definitions

Average Unit Volumes — represent the average annualized sales of all company-owned restaurants for a given time period. AUVs are calculated by dividing restaurant revenue by the number of operating days within each time period and multiplying by the number of operating days we have in a typical year. Based on this calculation, temporarily closed restaurants are excluded from the definition of AUV, however restaurants with temporarily reduced operating hours are included. This measurement allows management to assess changes in consumer traffic and per person spending patterns at our restaurants. In addition to the factors that impact comparable restaurant sales, AUVs can be further impacted by effective real estate site selection and maturity and trends within new markets.

Comparable Restaurant Sales — represents year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods. This measure highlights performance of existing restaurants, as the impact of new restaurant openings is excluded. Changes in comparable restaurant sales are generated by changes in traffic, which we calculate as the number of entrées sold and changes in per-person spend, calculated as sales divided by traffic. Restaurants that were temporarily closed or operating at reduced hours remained in comparable restaurant sales.

About Noodles & Company

Since 1995, Noodles & Company has been serving guests Uncommon Goodness and noodles your way, with noodles and flavors you know and new ones you’re about to discover. From indulgent Wisconsin Mac & Cheese to craveable Japanese Pan Noodles, Noodles serves a world of flavor in every bowl. Made up of more than 460 restaurants and 7,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the number of restaurants we intend to open, projected capital expenditures and estimates of our effective tax rates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding expectations with respect to our business strategy and projected capital expenditures. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, our ability to execute on our strategic priorities; our ability to sustain our overall growth, including, our digital sales growth; our ability to open new restaurants on schedule and cause those newly opened restaurants to be successful; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; the success of our marketing efforts, including our ability to introduce new products and pricing strategies; economic conditions, including inflation, an economic recession or an elevated interest rate environment; price and availability of commodities and other supply chain challenges; our ability to adequately staff our restaurants; changes in labor costs; our ability to qualify for continued listing on the Nasdaq Global Select Market; other conditions beyond our control such as domestic or global conflicts, wars, terrorist activity, weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; and consumer reaction to industry related public health issues and health pandemics, including perceptions of food safety. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Contacts:

Investor Relations
investorrelations@noodles.com

Media
Danielle Moore
(720) 214-1971
press@noodles.com